Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

19 December 2024

Matter No. 1000477/110387899

852 2842 9530

Richard.Hall@conyers.com

Delixy Holdings Limited

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman

KY1-1111, Cayman Islands

Dear Sir/Madam,

Re: Delixy Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of ordinary shares par value US$0.001 each (the “Ordinary Shares”) of the Company. The Registration Statement contains two prospectuses, being (1) a prospectus to be used for the initial public offering of 2,000,000 Ordinary Shares of which 1,350,000 are being offered by the Company (the “Company Shares”) and 650,000 Ordinary Shares are offered by the Selling Shareholders (as defined in the Registration Statement); and (2) a prospectus to be used for the resale by the Resale Shareholders (as defined in the Registration Statement) of an aggregate of up to 1,971,000 Ordinary Shares (together with the Ordinary Shares being offered by the Selling Shareholders, the “Existing Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed copies of:

1.1.	the memorandum of association of the Company and the amended and restated articles of association of the Company certified by the Secretary of the Company on 19 December 2024;

1.2.	unanimous written resolutions of the directors of the Company dated 21 August 2024, 6 November 2024, 19 November 2024 and 29 November 2024 and unanimous written resolutions of the member(s) of the Company dated 29 November 2024 (collectively, the “Resolutions”);

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.3.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 17 December 2024 (the “Certificate Date”); and

1.4.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.7.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

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4.2.	Based solely on our review of the memorandum of association of the Company, the share capital of the Company is US$2,500 divided into 500,000,000 shares of par value US$0.000005 each

4.3.	When issued and paid for as contemplated by the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	Based solely on our review of the register of members of the Company certified by the secretary of the Company on 19 December 2024, as at 19 December 2024, each Selling Shareholder and Resale Shareholder was the registered holder of the number of Ordinary Shares set against their respective name in the Schedule, respectively, and such Ordinary Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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Schedule

Selling Shareholder / Resale Shareholder	Ordinary Shares
Mega Origin Holdings Limited	9,501,000
Novel Majestic Limited	2,793,000
Cosmic Magnet Limited	735,000
Dragon Circle Limited	735,000
Golden Legend Ventures Limited	501,000
Rosywood Holdings Limited	735,000

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